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                                                                Exhibit 10.10


                              SETTLEMENT AGREEMENT
                              AND GENERAL RELEASE


         This SETTLEMENT AGREEMENT AND GENERAL RELEASE of claims is entered into by and between Williams-Sonoma, Inc., its predecessors, successors, subsidiaries, officers, directors, agents, attorneys, employees and assigns, (hereinafter collectively referred to as "Company"), on the one hand, and Robert K. Earley (hereinafter "Individual"), on the other hand.

                                  WITNESSETH:

         WHEREAS, Individual began employment at Company on or about June 6, 1983;

         WHEREAS, the parties mutually desire to terminate their employment relationship; and

         WHEREAS, the parties wish to preserve the good will which exists between them and settle all disputes which may exist between them.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         A.  Company agrees as follows:

                 1. That it fully and forever releases and discharges Individual from any claims and damages and causes of action it may have against him and covenants not to sue or otherwise institute or cause to be instituted or in any way participate in legal or administrative proceedings against Individual with respect to any matter arising out of or connected with Individual's employment with Company or the termination of that employment, including any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity, or otherwise, whether or not now known or ascertained, which heretofore do or may exist.

             2. That upon the expiration of seven (7) days following the date Individual executes this Agreement, Company promises to promptly pay Individual as follows, less all applicable withholdings, a sum to which Individual is not otherwise entitled:

                 (a) His normal base salary of $210,000 per year ($8,076.92 bi-weekly) through January 31, 1998;

                 (b) Continued group health insurance coverage through January 31, 1998;

                 (c) Continued Williams-Sonoma, Inc. Executive Medical Supplement coverage for the same period as outlined above;





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                 (d)  Continued automobile lease payment, the terms of which are understood to include a contribution by Individual of $590.00 per month. Individual may at his option purchase said leased vehicle on February 1, 1998 at the leased vehicle's then remaining value as determined by leasing company. Insurance of above leased vehicle shall be individual's responsibility; and, Individual agrees to purchase insurance in and amount satisfactory to the Company;

                 (e) A 1996 bonus commensurate with Individual's performance and that of his business unit as outlined in the Company's Profit Improvement plan document;

                 (f) His country club dues through January 31, 1998. Said amount shall be limited to the "dues" portion only. Other club expenses are deemed to be the Individual's personal responsibility.

         B. Individual for himself, his heirs, executors, administrators, assigns, and successors, agrees as follows:

         1. To forever fully release, remise, acquit and discharge Company and covenant not to sue or otherwise institute or cause to be instituted or any way participate in (except at the request of the Company) legal or administrative proceedings against Company with respect to any matter arising out of or connected with his employment with Company or the termination of that employment, including any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity, or otherwise, whether or not now known or ascertained, which heretofore do or may exist.

         2. That his employment with Company will terminate on January 31, 1998; that he shall have no right to employment with Company after that date; and that he shall not apply for re-employment with Company after that date.

         3. That upon January 31, 1998, he will receive full payment for all vacation earned but unused while employed by Company. Individual further agrees that prior to the execution of this Agreement he was not entitled to receive any further monetary payments from Company and that the only payments and benefits that he is entitled to receive from Company in the future are those specified in this Agreement, which shall be promptly paid without reduction or setoff, except as is set out above.

         4. Vesting in any unvested stock options ceases upon Individual's termination (January 31, 1998). Vested but not exercised options may be exercised at any time during the period of ninety (90) days following date of termination. Failure to exercise during the ninety (90) day period will result in forfeiture of the un-exercised options.

         5. Until January 31, 1998 or Individual's full time employment (whichever comes first), he will remain bound by the Company Conflict of Interest and Corporate Ethics Guidelines that was executed by him on February 2, 1996, a copy of which is attached hereto as Exhibit A, provided that the time limits described in this paragraph





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shall not apply to the section of the Williams-Sonoma, Inc. Conflict of
Interest and Corporate Ethics Guidelines entitled "Confidential Information".

         6. That he is waiving any rights he may have had, now has, or in the future may have to pursue any and all remedies available to him under any employment-related cause of action against Company, except for any breach by the Company of this Agreement, including without limitation, claims of wrongful discharge, emotional distress, defamation, breach of contract, breach of the covenant of good faith and fair dealing, violation of the provisions of the California Labor Code, the Employee Retirement Income Security Act, and any other laws and regulations relating to employment. Individual further acknowledges and expressly agrees that he is waiving any and all rights he may have had, now has, or in the future may have to pursue any claim of discrimination, including but not limited to, any claim of discrimination based on sex, age, race, national origin, or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the California Constitution, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, and all other laws and regulations relating to employment.

         7. That Individual will not, except as may be mandated by statutory or regulatory requirements or as may be required by legal process, disclose to others the terms of this settlement, the amounts referred to in this Agreement, or the fact of the payment of said amounts, except that he may disclose to his attorneys, accountants or other professional advisors to whom the disclosure is necessary to effectuate the purposes for which he has consulted with such professional advisors. Individual understands that this covenant of non-disclosure is a material inducement to Company for the making of this settlement and that, for the breach thereof, Company will be entitled to pursue its legal and equitable remedies, including, without limitation, the right to seek injunctive relief. The Company shall likewise not disclose any reason for the Individual's termination, except as may be mandated by statutory or regulatory requirements or as may be required by the legal process.

         C. Company and Individual, for himself, his heirs, executors, administrators, assigns, and successors, jointly agree as follows:

         1. That nothing contained in this Settlement Agreement or General Release shall constitute or be treated as an admission by Company or Individual of liability, of wrong doing, or of any violation of law.

         2. That if any provision of this Settlement Agreement and General Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the Court shall enforce all remaining provisions to the extent permitted by law.

         3. That except as expressly provided herein, this Settlement Agreement and General Release shall supersede and render null and void any and all prior agreements between the parties.





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         4.  That this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past or present, arising from or attributable to Individual's employment with Company or the termination of that employment, and that any and all rights granted to Company and Individual under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived. Said Section 1542 of the Civil Code of the Sate of California reads as follows:

                 A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

         5. That this Settlement Agreement and General Release shall bind and benefit Individual's heirs, executors, administrators, successors, assigns, and each of them; it shall also bind and benefit Company and its successors and assigns.

         6. That this Settlement Agreement and General Release shall be deemed to have been entered into in the Sate of California and shall be construed and interpreted in accordance with the laws of that state.

         7. That should there hereafter be any litigation between or among any of the parties to this Agreement alleging a breach of the Agreement or seeking enforcement of the Agreement, the prevailing party in such litigation shall be entitled to recover his or its reasonable attorney's fees and costs of such litigation from the other party.

         8. That each party hereby agrees to accept and assume the risk that any fact, with respect to any matter covered by this Agreement, may hereafter be found to be other than or different from the facts it believes, at the time of this Agreement, to be true, and agrees that this Agreement shall be and will remain effective notwithstanding any such difference in fact.

         9. That Individual hereby acknowledges and understands and Individual agrees that:

            (a) Individual may have, and has had, at least twenty-one (21) days after receipt of the Agreement within which he may review and consider, discuss with an attorney of his own choosing, and decide to execute or not execute this Agreement;

            (b) Individual has seven (7) days after the execution of this Agreement within which he may revoke this Agreement;

            (c) in order to revoke this Agreement, Individual must deliver to the Company's Senior Vice-President Human Resources, Andy Rich, on or





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              before seven (7) days after the execution of this Agreement, a letter stating that he is revoking this Agreement, and;

              (d) that this Agreement shall not become effective or enforceable until after the expiration of seven (7) days following the date Individual executes this Agreement.

         10. That they have read and understand the foregoing Settlement Agreement and General Release, and that they affix their signatures hereto voluntarily and without coercion. Individual further acknowledges that he has been given an opportunity to consult with any attorney of his choosing concerning the waivers contained in and the terms of this Agreement, and that the waivers he has made and the terms he has agreed to herein are knowing, conscious and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.


                                             Williams-Sonoma, Inc.

                                             By: /s/ Dennis Chantland
                                             __________________________________
                                             Dennis Chantland
                                             Its Executive Vice-President

                                                    2/20/97
                                             Dated:____________________________


                                                 /s/ Robert K. Earley
                                             __________________________________
                                             Robert K. Earley

                                                    2/14/97
                                             Dated:____________________________





















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